Exhibit 1 - Thomas B. Crowley - Form 5

On February 14, 2003, the Thomas B. Crowley, Jr. Grantor Retained Annuity Trust 1 ("GRAT 1"), an irrevocable trust of which the reporting person was the trustee and sole current beneficiary, was a limited partner in Crowley Asset Management, L.P. ("CAM"), a California limited partnership holding shares of common stock and Class A Junior Convertible Preferred stock of the Company.  CAM is indirectly beneficially owned by the reporting person.  On February 14, 2003, immediately following the transactions reported by the reporting person in a Form 4 dated February 14, 2003 and filed with the Securities and Exchange Commission, GRAT 1 terminated and its limited partnership interest in CAM was transferred by gift to the 1998 Crowley Family Generation-Skipping Trust ("1998 Trust"), a limited partner in CAM.  The 1998 Trust is an irrevocable trust of which the reporting person is the trustee and his minor children living in his household are the current beneficiaries. The number of shares represented by the limited partnership interest so transferred are shown in column 4 of Table 1 above.